Exhibit 10.1

                                    AGREEMENT

THIS AGREEMENT shall be effective the 1st day of February, 2010 (the "Effective Date").

BETWEEN:

ALTO GROUP HOLDINGS, INC., a company having an address at 110 Wall Street, 11th Floor New York, NY 10005

("Alto")

AND:

CASTLE PEAK MINING, LTD., a company having an address at 511-475 Howe Street Vancouver, British Columbia Canada V6C 2B3

("Castle Peak")

WHEREAS:

     A. Castle Peak holds certain mining concessions, as listed in Schedule A, located in Ghana, West Africa (the "Property");

     B. Alto and Castle Peak wish to form a joint venture to conduct alluvial and hard rock mining operations and production on the Property (the "Joint Venture");

     C. The Parties have agreed to form the Joint Venture and to contribute to the Joint Venture their respective experience and expertise to carry out the Joint Venture Business;

     D. Each of the Joint Ventures' agrees that all activities relating to the Joint Venture Business will be carried out in accordance with the terms and conditions hereinafter set forth for the mutual benefit of the Joint Ventures.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree each with the other as follows:

                                    ARTICLE 2

                         TERM, DEFINITIONS AND SCHEDULES

TERM

2.1 This Agreement shall come into force and effect as of the date hereof and, subject to paragraph 9.6 shall continue in full force and effect so long as two

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or more of the Joint Ventures' or their respective permitted successors or assigns continue to be parties to this Agreement.

DEFINITIONS

2.2 In this Agreement unless the context otherwise requires, the following terms will have the following meanings:

     (a) "Affiliate" has the meaning set out in Rule 144(a)(1) of the United States SECURITIES ACT OF 1933, as amended;

     (b) "Agreement" means this agreement as it may be amended from time to time and all schedules hereto;

     (c) "Bank" means any bank or banks the Management Committee elects to use in the ordinary course of business;

     (d) "Business Day" means any day from Monday to Friday, inclusive, except for any day that is a statutory holiday in the State of Nevada;

     (e)  "Control" means:

          (i) the right to exercise, whether through the ownership of voting securities, by contract or otherwise, a majority of the votes which may be cast at a general meeting of a corporation; or

          (ii) the right to elect or appoint, directly or indirectly, a majority of the directors of a corporation or other persons who have the right to manage or supervise the management of the affairs and business of the corporation;

     (f) "Generally Accepted Accounting Principles" means with respect to any date of determination, generally accepted accounting principles as used by the American Institute of Certified Public Accountants, as applicable, consistently applied and maintained throughout the periods indicated;

     (g) "Joint Venture Assets" means the assets purchased by or on behalf of the Joint Venture and all other property, whether real or personal, which is owned, leased, held, developed, constructed or acquired for the business of the Joint Venture by or on behalf of the Joint Ventures';

     (h) "Joint Venture Obligations" means the obligations and liabilities with respect to the Joint Venture Business incurred by or on behalf of the

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          Joint Ventures' in concert in their capacity as Joint Ventures'
          pursuant to the terms of this Agreement or, if incurred prior to the Agreement Date, with the unanimous consent of the Joint Ventures';

     (i) "Joint Ventures" means Alto, Castle Peak and their respective successors and permitted assigns;

     (j) "Joint Venture Business" means the placer mining of alluvial gold and hard rock exploration, development and mining operations carried out with respect to the Property, the recovery and sale of all gold and other precious and noble metals recovered from such operations, together with all related activities required in respect of carrying on such business;

     (k)  "Management Committee" means the committee defined in paragraph 7.2;

     (l) "Net Cash Flow" means at any time, the difference, if any, computed between:

          (i) the aggregate gross revenues of the Joint Ventures' from all sources as a result, direct or indirect, of the ownership and sale of the Joint Venture Assets; and

          ii. the aggregate of all expenditures and outlays paid or due and payable by the Joint Ventures' including, without limiting the generality of the foregoing, all operating costs (as hereinafter defined) incurred, and all reasonable reserves for anticipated expenditures and outlays and for the working capital requirements of the Joint Ventures' as the Management Committee considers reasonably necessary;

     (m) "Obligations" of a Joint Venturer means all of its covenants, agreements, obligations, representations and warranties under or imposed by, or provided in, this Agreement and in any other agreement related hereto or to the Joint Venture Business, including in particular but without limiting the generality of the foregoing its Participating Interest in the Joint Venture Obligations;

     (n) "Operating Costs" means the aggregate of all costs and expenses made or incurred by the Joint Ventures' in connection with the Joint Venture Business;

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     (o)  "Participating Interest" means a Party's percentage entitlement to share in the Net Cash Flow and the profits derived from the Joint Venture and a Party's corresponding percentage obligation to fund the Joint Venture's liabilities and obligations, subject to adjustment under paragraphs 5.8(c) and 6.8;

     (p) "Party" means Alto and Castle Peak, and their respective successors and permitted assigns; and

     q. "Voting Interest" means the percentage entitlement to vote on policy, administration and business issues relating to the Joint Venture or the Joint Venture Business, which shall be in the same percentage as each Party's respective Participating Interest, and shall be exercised as provided in this Agreement.

ACCOUNTING PROVISIONS

2.3 For the purposes of this Agreement:

     (a) All accounting terms not otherwise defined have the meanings assigned to them in accordance with Generally Accepted Accounting Principles; and

     (b) All computations provided for in this Agreement will be made in accordance with Generally Accepted Accounting Principles applied consistently.

INDEX AND HEADINGS

2.4 The index and headings in this Agreement are inserted for the convenience of reference only and will not affect the manner in which this Agreement or any part of it is construed.

CURRENCY

5. All transactions referred to in this Agreement will be made in lawful currency of United States Currency, all in immediately available funds. Any reference to cash in this Agreement includes a reference to cash, certified check, banker's draft, wire, or electronic transfer.

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EXPIRY OF TIME PERIOD

2.6 In this Agreement, if any period ends on a day other than a Business Day, that period will be extended to the next following Business Day.

LEGISLATION

2.7 In this Agreement any reference to legislation includes a reference to the legislation and to any regulations made under that legislation as that legislation or those regulations may be amended or re-enacted from time to time.

NUMBER AND GENDER

2.8 Words of one gender include all genders and words in the singular include the plural and VICE VERSA.

SCHEDULES

2.9  The following are the Schedules to this Agreement:

                  Schedule A - Mining Concessions.

                                    ARTICLE 3

                       SCOPE OF JOINT VENTURE RELATIONSHIP

SCOPE OF AGREEMENT

3.1 The Joint Ventures' hereby associate themselves into and as a Joint Venture for the purpose of the carrying out the Joint Venture Business and the doing of all things incidental thereto under the name of "Ghana Mining Joint Venture".

                                    ARTICLE 4

                      NATURE OF JOINT VENTURE RELATIONSHIP

OWNERSHIP

4.1 The Joint Ventures' each own as tenants-in-common, and as their separate property, an undivided beneficial interest in the Joint Venture Assets and in all money, bank accounts, personal property and property of every manner or description acquired in connection with the Joint Venture Business in accordance with their Joint Venture Participating Interests.

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REVENUES, BENEFITS, OBLIGATIONS, LIABILITIES

4.2 Unless this Agreement otherwise provides, all revenues and benefits derived from the Joint Venture Assets shall be received by the Joint Ventures' in the ratio of their Participating Interests, and all obligations and liabilities incurred in respect of, the Joint Venture Assets shall be received or borne by the Joint Ventures' in accordance with the terms of this Agreement.

RELATIONSHIP

4.3

     (a) The Joint Ventures' expressly disclaim any intention to create a partnership and nothing in this Agreement shall constitute the Joint Ventures' as partners or constitute either Joint Venturer the agent of the other Joint Venturer.

     b. Except as otherwise provided in this Agreement, no Joint Venturer shall have, or represent that it has, the authority or power to act for or to undertake or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the other Joint Venturer or shall be, or represent that it is, the agent or legal representative of the other Joint Venturer.

LIMITED RESTRICTION ON SEPARATE ACTIVITIES

4.4 Each of the Joint Ventures' and their Affiliates shall have the absolute right to continue, expand, diminish or cease to carry on its existing undertaking and to engage in undertakings separate and apart from the Joint Venture Business, and the provisions of this Agreement shall not in any way impose upon any Joint Venturer a fiduciary duty by reason of its carrying on its separate undertaking and a Joint Venturer shall not, by reason of this Agreement, have any interest in any other property owned by the other Joint Ventures' or in any other undertaking of the other Joint Ventures'.

TIME AND ATTENTION

4.5 Subject to the provisions of this Agreement, each Joint Venturer shall devote such time and attention to the Joint Venture Business as shall be reasonably necessary to make the Joint Venture Business successful and shall act honestly and in good faith and in the best interests of the Joint Venture Business.

LIABILITY

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4.6

     (a) The Joint Ventures' shall, as among themselves, be liable for the Joint Venture obligations as specified in this Agreement, but no Joint Venturer shall be liable for any obligations not provided for in this Agreement that are incurred by the other Joint Ventures', whether incurred before or after the Agreement Date.

     (b) The liability of each of the Joint Ventures' with respect to the Joint Venture obligations and all contracts and obligations entered into by or on behalf of the Joint Ventures' in connection therewith shall in every case be several and not joint, or joint and several, unless otherwise expressly provided herein or agreed to in writing by each of the Joint Ventures'.

     (c) The Joint Ventures' shall use their best efforts to have each contract or agreement relating to the Joint Venture Business made by or on behalf of the Joint Ventures' or by the Company for the account of and the benefit of the Joint Ventures', and in particular each financing agreement shall contain a provision to the effect that only the interest of the Joint Venturer in the Joint Venture Business shall be subject thereto and then only in accordance with its specified liability under the contract.

INDEMNITIES

4.7

     (a) Each Joint Venturer hereby indemnifies the other Joint Ventures' and agrees to hold each of them harmless from and against any and all costs, debts, obligations, expenses, liabilities, claims, demands, actions, suits and proceedings which such other Joint Ventures' may incur, suffer or be put to arising out of:

          i. any obligation or liability incurred by the indemnifying Joint Venturer or on its behalf except Joint Venture Obligations; and

          (ii) A. anything done by the indemnifying Joint Venturer (or any agent, employee or representative of such indemnifying Joint Venturer) outside the scope of, or in breach of, the terms of this Agreement; or

               B. the non-observance or non-performance by such indemnifying Joint Venturer (or such agents, employees, or representatives) of all or any part of the Obligations of such Joint Venturer.

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     (b)  The rights and obligations of the Joint Ventures' under this paragraph
          4.7 shall survive the termination of this Agreement.

     (c) If and to the extent that a Joint Venturer shall be or become liable for or shall pay more than its share of any Joint Venture Obligations, as required under the provisions of this Agreement, the other Joint Ventures' will pay to such Joint Venturer the amount of such excess and will indemnify and save such Joint Venturer harmless from and against any and all liability for such excess so that, in the end result, each Joint Venturer shall have paid its share of the liability as defined in this Agreement.

     (d) Any indemnification required to be paid by any Joint Venturer pursuant to this paragraph 4.7 shall be paid within 30 days after written notice and demand for payment is given by the other Joint Venturer(s).

REPRESENTATIONS AND COVENANTS

4.8  Each Joint Venturer represents and warrants to the other as follows:

     (a) In the case of a corporation, it is duly incorporated and is in good standing as to the filing of annual returns under the laws of the jurisdiction of its incorporation.

     (b)  It has the corporate or other power to enter into this Agreement.

     (c) In the case of a corporation, all necessary and requisite corporate proceedings, resolutions and authorizations have been or will be taken, passed, done and given by each of the Joint Ventures' and by the directors thereof to authorize, permit and enable it to execute and deliver this Agreement.

     (d) The entering into of this Agreement will not be in contravention or constitute default under the laws of the incorporation jurisdiction of the Joint Venturer or any indenture, deed, agreement, undertaking or obligation of the Joint Venturer or to which it is a party.

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     (e)  There are no actions or proceedings pending or, to its knowledge threatened which challenge the validity of this Agreement or which might result in a material adverse change in the financial condition of any Joint Venturer or which would materially adversely affect its ability to perform its obligations under this Agreement or any other document in connection with them.

     (f) This Agreement is a valid, binding and enforceable obligation of each of the Joint Ventures' in accordance with its terms.

INTERESTS

4.9 The Joint Ventures' agree that they have undivided interests in the Joint Venture Business and the Joint Venture Assets and will share in the distributions of Net Cash Flow (except as otherwise provided in this Agreement), in proportion to their respective Participating

Interests as defined in paragraph 2.2 (o), subject to adjustment from time to time as otherwise permitted in accordance with the provisions of this Agreement.

4.10 The interests of any Joint Venturer may be converted from an individual interest to a corporate or other entity share interest, or from a corporate share interest to an individual or other entity share interest, as may be appropriate for business and tax purposes at any time. Any such conversion shall not alter or change any of the rights or obligations of the Joint Venturer making such conversion with respect to the provisions of this Agreement.

RESTRICTIONS

4.11 Unless and until the Joint Venture is terminated, no Joint Venturer will:

     (a) have the right to partition nor will any Joint Venturer make application to, or petition, any court or authority having jurisdiction, nor commence, nor prosecute any action for partition and sale of the Joint Venture's interest in the Joint Venture Business or the Joint Venture Assets;

     (b) have the right to a conveyance of title to its interest in the Joint Venture Assets; or

     (c) except as expressly permitted under Articles 7 and 8, mortgage, lien, pledge, encumber, alienate, transfer, grant options to purchase, grant rights to purchase or assign any Joint Venture Interest, interest in the Joint Venture Assets or any other right or interest created under this Agreement.

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                                    ARTICLE 5

                           CONTRIBUTIONS AND FINANCING

CONTRIBUTIONS JOINTLY

1. The Joint Ventures' through the Management Committee shall jointly have the primary responsibility for selecting, purchasing or leasing, developing and operating a secure crushing-recover-smelting-refining/milling facility, or in the alternative for selecting and contracting with an independent refining/milling facility to crush, recover, smelt and refine the precious and noble metals, black sands and mineral ore concentrate (the "Precious Metals) that are mined at Property; for handling and shipping the Precious Metals from the Mining Site to the Refining/Milling Facility; and for distributing the Precious Metals to the Joint Ventures' according to their Participating Interests in accordance with the terms of this Agreement and as the delivery terms are otherwise agreed to in writing by the Joint Ventures'.

CONTRIBUTION OF CASTLE PEAK

2. Castle Peak shall have primary responsibility for the business and legal affairs of the Joint Venture, After approving Alto shall pay within 30 days for any expenses inured by Castle Peak for all Castle Peak primary responsibility including preparing and maintaining the business, legal, financial, tax and other systems and records; for coordinating compliance with applicable mining, environmental, business and tax rules, regulations and laws, for retaining attorneys, chartered accountants, certified public accountants and other professionals as necessary in specific legal and other matters; for mediation of compliance issues and disputes arising from this Agreement; for securing property, business and liability insurance, and for maintaining and managing security equipment, measures and services as necessary to protect the Joint Venture, the Joint Ventures', their staff and visitors, and the Property, Claims, Mining Site, Refining Facilities and other assets of the Joint Venture.

CONTRIBUTIONS OF ALTO

3. Alto shall have primary responsibility for:

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     a.   developing, maintaining and managing the Mining Site, facilities, equipment and operations, including the mining and other equipment and tools, housing, utility systems, bridge and other facilities, motor vehicles and trailers, and all other personal property; and for selecting and purchasing all necessary equipment, tools, supplies and other necessities for the site, as well as compliance with any onsite issues involving mining, environmental or other rules, regulations and laws; and

     b. supervising the mining operations and mining equipment at the Mining Site, including all placer mining operations and hard rock operations as are necessary to for exploration, drilling, mine, remove, recover, process and separate the loose and hard rock Precious Metals; for supervising the handling of the Precious Metals for shipping; and for selecting, purchasing, modifying and otherwise selecting and maintaining all mining equipment and tools as necessary to achieve the best results possible using available placer and hard rock mining techniques.

OBLIGATIONS OF CONTRIBUTORS

4. The legal title to all equipment, tools, housing and other buildings, furnishings and other personal property acquired by the contributors on behalf of the Joint Venture as provided by the terms of this Agreement shall be held by Alto for the benefit of and subject to the direction of the Joint Venture created hereunder and the Joint Ventures' therein, subject to the terms of the Agreement, and shall not be sold, leased or otherwise encumbered or transferred, or the use such of such equipment be granted to any other party or company unless the Joint Venture ceases to exist or the Joint Ventures' unanimously agree in writing to such sale, lease, encumbrance, transfer or use subject to the Joint Ventures right of preference and benefit.

ASSIGNMENT OF CONTRIBUTIONS

5. The Management Committee may add, delete, modify, change, reassign or otherwise manage the contribution duties of the Joint Ventures' from time to time as necessary to achieve the best possible results for the management and operation of the Joint Venture Business.

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COSTS AND EXPENSES OF CONTRIBUTIONS

6. The management and operating costs and expenses of the Joint Ventures' shall be paid by subject to the terms of this Agreement, and shall be handled by the Joint Venture as budgeted and directed by the Management Committee without further compensation or profit to the respective Joint Ventures'. In no event the Management Committee will exceed 30% of the budget for salaries costs. The drilling program will total at least 70% of overall budgets and expenditures under all phases.

FUNDING, FINANCING AND EXPLORATION

7. ALTO shall pay $25,000 per Property (for a total cost of $75,000) to Castle Peak upon the request and approval of the mineral commission in consideration for the costs associated with the assignment of three (3) Properties to Castle Peak , which shall include the receipt of all third party and regulatory approvals.

8. Alto shall also be responsible for financing for the Joint Venture Business and for making certain payments to Castle Peak. The financing agreements and payment terms shall contain the following terms:

     (a) ALTO has paid in full $60,000 to Castle Peak so Castle Peak can complete payment for outstanding bills, geological quarterly reporting needed on the Properties listed on Exhibit A, and to maintain compliance. Castle Peak will provide to ALTO documentation and/or invoices to support costs.

     (b) Phase 1 Exploration starts December 1st, 2009 and will continue through March 30th, 2010. ALTO agrees to spend for the purposes of the Joint Venture Business $100,000.00 (One Hundred Thousand dollars) for budgeted working capital on Phase 1 exploration.

     (c) Phase 2 Exploration will commence on the 1st day of February, 2010 the Effective Date and be completed within twelve months (by January 31, 2011). ALTO agrees to place into an account at a Bank for the purposes of the Joint Venture Business by the Effective Date $1,500,000.00 (One Million Five Hundred Thousand dollars) for budgeted working capital on Phase 2 exploration (includes pitting, trenching, drilling, on the Properties). If the Phase 2 Exploration is not commenced within one month of the Effective Date ALTO shall pay a cash penalty of $100,000 to Castle Peak. If the Phase 2 Exploration is not commenced within two months of the Effective Date, Castle Peak may elect to terminate this Agreement by providing notice on such date pursuant to section 10.1.

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          Not less than 30% of the Phase 2 exploration budget shall be applied towards the secondary target selected by ALTO. In addition to the foregoing:

          (i) ALTO will pay Castle Peak cash installment payment of $250,000 as follow: $50,000 February 1st, 2010, $75,000 February 15th, 2010,
               $50,000 March 1st, 2010 and $75,000 March 15th, 2010.

          (iii) ALTO to issue to Castle Peak restricted shares of its common stock (restricted pursuant to the provision of Rule 144) (the "Consideration Shares") with a fair value (prior 20 day average trading price at close of business day used to determine issuance) of $150,000 on the Effective Date. In the event the stock is not valued at a minimum of $150,000 at the time of sale Alto will pay Castle Peak in cash the difference in balance within 30 days.

          (iv) ALTO will provide to Castle Peak all geological information obtained, invoices to support costs in order to file quarterly audit report documentation and file Ghana Government Minerals Commission ("Mincom") reports on the Properties selected.

          (v) ALTO as of the Effective Date will maintain and pay for Castle Peak small offices in Accra and at the mine site, not to exceed $12,000 per year in total costs, which cost shall be paid on the Effective Date.

          (vi) ALTO has selected the Property concessions as listed on Exhibit
               A. ALTO has selected the Nkwanta concession as it primary target, for which it will hold a 70% Participating Ownership Interest in mineral rights. Of the remaining two concessions, ALTO will decide and select which concession will be its secondary target by January 1st, 2011, and for which it will continue to hold a 50% Participating Ownership Interest in the hard rock mineral rights and such remaining concession that has not been selected shall be returned to Castle Peak in good standing with a Mincom reported files as to the work performed on the property and not be a part of this Agreement.

     (d) Phase 3 Exploration will commence by the first anniversary of the Effective Date ( February 1st 2011 ) and be completed within one year of the first anniversary of the Effective Date. ALTO agrees to invest monies to be placed into an account at a Bank for the purposes of the Joint Venture Business $1,500,000.00 (One Million Five Hundred Thousand dollars) for budgeted working programs on Phase 3 exploration includes pitting, trenching, drilling, on the selected Properties and will provide National Instrument 43-101 Report addressed to Castle Peak. Not less than 30% of the Phase 3 exploration budget shall be applied towards the secondary target selected by ALTO. Alto will be given a 6 month grace period should they fail to deliver the

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          necccessary funding of 1,500,000 and be subject to 100,000 penalty within 30 days of the commencement date, March 1st 2012

          (i) ALTO will make cash payment of $150,000 by the first anniversary of the Effective Date ( February 1st 2011 ) to Castle Peak for further Consideration of $150,000.

          (ii) For the two Properties it has selected, ALTO will pay Castle Peak for the Properties all expenses including licenses, EPA, legal fees and report require to maintain in good standing with the ministry and Mincom.

          (iii) ALTO will provide to Castle Peak quarterly audit report documentation, file Mincom work reports and invoices to support costs.

     (e) Phase 4 Exploration will commence by the second anniversary of the Effective Date (February 1st 2012) and be completed within one year of the second anniversary of the Effective Date. ALTO will invest and place in an account at a Bank for the purposes of the Joint Venture Business a total cost of Phase 4 exploration $2,500,000 (Two Million Five Hundred Thousand dollars) for a working budget includes pitting, trenching, drilling, on the selected properties includes pitting, trenching, drilling, on the selected Properties and will provide National Instrument 43-101 Report addressed to Castle Peak.. Not less than 30% of the Phase 4 exploration budget shall be applied towards the secondary target selected by ALTO. . Alto will be given a 6 month grace period should they fail to deliver the necccessary funding of 1,500,000 and be subject to 100,000 penalty within 30 days of the commencement date, March 1st 2013

          (i) ALTO will make cash payment of $150,000 by the second anniversary of the Effective Date ( February 1st 2012 ) to Castle Peak for further Consideration of $150,000.

          (ii) ALTO will pay Castle Peak the costs of the Property expenses including licenses, EPA, legal fee and file all reports require to maintain in good standing with the ministry and Mincom.

          (iii) ALTO will provide to Castle Peak quarterly audit report documentation and invoices to support costs.

10. Concurrently herewith, ALTO shall enter into consulting agreements Mr. Jeff Shammah for a period of one year, at the rate of $10,000 per month, and Mr. Philip Adjeikwasi, at a rate of $3,000 per month (in both cases, plus expenses),

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on the terms contained in such agreements, as consultants to ALTO for the Joint
Venture Business.

11. In consideration for their efforts in identifying the Property, and in arranging the Joint Venture with Castle Peak, prior to the Effective Date, ALTO shall issue 100,000,000 preferred voting shares which will represent 51% of all common stock voting rights of Alto Group Holdings to Ophiuchus Holdings Inc a Delaware corporation. In the event that the preferred shares are not issued within 60 days of completion of this agreement then this Agreement shall be considered terminated and be of no further force or effect.

12. In the event that ALTO sells, assigns or transfers any of its interest in the Property prior to the completion of Phase 4 exploration, all unpaid cash payments, share issuances and work expenditure commitments shall be immediately payable to Castle Peak (or its assignees) upon such sale, assignment or transfer by ALTO

13. If ALTO does not meet cash payments, share issuances, or work commitments as described herein in the time frame out line, then Castle Peak shall give ALTO written notice of default and ALTO will have 30 days from notice of written default to remedy the default and if not so done, then this contract will be determined to be null and void and ALTO will cause all its employees and belongings to be immediately removed from the related Joint Venture Property commitments and issue a public statement that this Agreement has been terminated under the default section of this Agreement.

14. The "Consideration Shares" means fully paid and non-assessable common shares in the capital of ALTO, issued pursuant to exemptions from registration and prospectus requirements contained in the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, which Consideration Shares shall contain such restrictive legends regarding applicable hold periods as required by such securities laws.

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15. IN THE EVEN ALTO DOESN'T EXHAUST ALL THE FUNDS PER EACH PHASE, ALTO WILL PAY
CP THE BALANCE WITHIN 30 DAYS AFTER COMPLETION OF THE GIVEN PHASE.

16. Alto will

     (a) use the investment resources available through all other commercially reasonable efforts to obtain the Required Terms;

     (b) keep the other Joint Ventures' informed of its efforts in obtaining financing for the Joint Venture Business;

     (c) provide the other Joint Ventures' with particulars of the terms of any proposed financing including the amount of any commitment, standby or other loan fees, the amount of financing available, the security required by the lender and other terms and conditions, and will not finalize any such financing or make any commitments for the payment of standby or other loans without the prior written approval of the Joint Ventures' if such commitment does not contain the Required Terms; such approval not to be unreasonably delayed or withheld.

11. Upon acceptance of the proposed financing of the Joint Venture Business, the Management Committee is authorized to execute and deliver all such documents, instruments and other assurances and do and cause to be done all such acts as may be requisite or necessary in accordance with the terms of the written commitment of the financing entity obtained and accepted so as to permit the monies to be advanced by such entity.

                                    ARTICLE 6

                                    FINANCIAL

DISTRIBUTION OF PROCEEDS

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6.1 From time to time during the term of this Agreement, notwithstanding the
Participating Interests of the other Joint Ventures' in the Joint Venture and subject to any taking in kind by any Joint Venturer under paragraph 6.7, the Net Cash Flow shall, except as otherwise provided in the Agreement, be allocated (and distributed on a quarterly basis) to the Joint Ventures' in the following order:

     (a) repayment to the Joint Ventures' of any advances made by the Joint Ventures' on accounting of financing charges;

     (b)  debt service on financing;

     (c)  operating costs of the Joint Venture;

     (d) repayment or redemption of loans or other obligations, if any, from third parties;

     (e)  repayment of loans, if any, from the Joint Ventures';

     (f)  contingencies and reserves authorized by the Management Committee; and

     (g) lastly, the balance to the Joint Ventures' in accordance with their Participating Interests.

TAX CONSEQUENCES

3. Each Joint Ventures' shall be responsible for and pay their own respective corporate and personal tax and duty obligations, whether in Canada, the United States, the United States Virgin Islands, or elsewhere, and each Joint Ventures' shall hold the other Joint Ventures', the Company and the Joint Venture harmless and agree to indemnify them for those tax and duty obligations, as well as and costs of collection, interest, fines, penalties, or litigation.

ACCOUNTING

6.4 The books of account of the Joint Venture Business shall be maintained on an accrual basis in accordance with Generally Accepted Accounting Principles, consistently applied, and shall show all items of income and expense, all assets and liabilities and the contribution accounts of the Joint Ventures'.

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FINANCIAL INFORMATION

6.5 (a) The Joint Venture shall cause to be prepared and furnished to the Joint Ventures' promptly after the close of each fiscal period of each of the Joint Ventures' a balance sheet of the Joint Venture Business dated as of the end of the fiscal period, a related statement of income or loss and a related statement of source and application of funds for the Joint Venture Business for such fiscal period, all of which shall be certified in the customary manner by the Auditor, and the same information for the fiscal period as is required to be included in the periodic reports referred to in (b) below.

     (b) The Joint Ventures' shall cause to be prepared and furnished to each of the Joint Ventures':

          (i) quarterly reports of the state of the business and affairs of the Joint Venture Business which reports shall include at least an operating statement comparing current revenues and operating expenses to each budget approved by the Joint Ventures' or the Management Committee, a statement of Net Cash Flow, a balance sheet and, on request of any Joint Venturer, other reports of significance to the Joint Ventures'; and

          (ii) upon request by a Joint Venturer from time to time any information about the business and activities of the Joint Venture Business necessary for the tax returns of that Joint Venturer.

          (c) The Joint Ventures' shall also cause to be furnished to each other such other information on the business and affairs of the Joint Venture Business as may be reasonably requested by any Joint Venturer.

          (d) Each Joint Venturer shall have the right from time to time at all reasonable times during usual business hours and without causing a material disruption of the business of the Joint Ventures', to audit, examine and make copies of or extracts from all records relating to the Joint Venture Business. Such right may be exercised through any agent or employee of such Joint Venturer designated by it, or by independent accountants designated by such Joint Venturer. Such Joint Venturer shall bear all expenses incurred in any such audit or examination or for copies or extracts made at such Joint Venturer's request.

AUDITOR

6. The Management Committee shall retain a chartered accountant or certified public accountant, or appoint a Chief Financial Office (the Accountant) to maintain the financial records of the Joint Venture consistent with the terms of this Agreement. The Joint Ventures' agree to make available the financial records of their respective individual or company businesses, as well as the financial records of the Joint Venture in their possession, to the Accountant and any auditor appointed by the Management Committee. The Management Committee shall select an independent auditor (the "Auditor") to annually audit the financial affairs of the Joint Venture.

RIGHT TO TAKE IN KIND

7. Provided the Joint Venturer so electing has paid or made adequate provision to pay their respective Participating Interest of all Joint Venture expenses and costs then outstanding, any Joint Venturer may elect to receive or take in kind title to, ownership of and possession of and separately dispose of the Precious Metals produced from the activities of the Joint Venturer's operations in proportion to that Joint Venturer's Participating Interest. The Precious Metals delivered in kind shall be a representative selection of the various Precious Metals recovered from operations, including a fair portion of the coarse Precious Metals recovered, if any, based on an alternate selection between the electing Joint Venturer and the other Joint Ventures' in accordance with their respective Participating Interests, subject to the provisions of this Agreement.

DILUTION OF PARTICIPATING INTERESTS

6.8 The Joint Ventures acknowledge that certain rights and interests remain in dispute and are subject to negotiation and settlement, or possible litigation. Furthermore, in the interest of the Joint Venture it may be advisable or necessary to retain experts in the field or mining, recovery and refining of mineral ores. The Joint Ventures agree that to the extent that a settlement is agreed to amicably or through mediation, or by order or judgment of an arbitrator or court of proper jurisdiction, or that the Joint Venture retains an expert in the field of mining or recovery / refining, that their respective shareholder interests in the Company and their respective Joint Venture interests may be subject to dilution. NO DILUTION EXISTS UNTIL ALTO SPENDS THE FIRST 5,600,000 AND COMPLETES THE FOUR PHASES AND THEN FURTHER FUNDING WILL BE DONE ON A PRO RATA BASIS WITH MUTUAL CONSENT FROM BOTH PARTIES.

ALTO is authorized to negotiate such settlements, handle any alternative dispute resolution or litigation, or negotiate any retainer agreements under the direction of the Management Committee and subject to the approval of a majority of the participating Joint Ventures'.

                                    ARTICLE 7

                                 ADMINISTRATION

DECISIONS

7.1 All material decisions in relation to the Joint Venture Business must be made by the Management Committee in the manner specified in paragraph 7.2.

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MANAGEMENT COMMITTEE

2. Subject to the provisions hereof, the business and affairs of the Joint Venture shall be managed by a committee (the "Management Committee"). The Management Committee For the Nkwanta Property shall at all times consist of three persons, two to be appointed by ALTO and one to be appointed by Castle Peak, and for the secondary Property shall at all times consist of two persons, one to be appointed by ALO and one to be appointed by Castle Peak. Management Committee members serve at the pleasure of the appointing Joint Venturer and may be replaced at any time and from time to time by notice in writing to the other Joint Ventures.

7.3 The Joint Ventures' agree as follows with respect to the Management
Committee:

     (a) decisions of the Management Committee made in accordance with this Agreement shall be binding on the Joint Ventures';

     (b) each representative of the Management Committee shall be entitled to one vote;

     (c) the powers of the Management Committee may only be exercised by resolution approved by two of the three of the members at a meeting or consented to in writing by two of the members; however, in matters involving the sale of all or part of the assets of the Joint Venture or requiring any material change in the Joint Venture Business or contracts with affiliates, such powers may only be exercised by resolution approved by the unanimous vote of all three members or consented to in writing by all three members, or in the absence of such unanimity approved unanimously by the Joint Ventures' in writing;

     (d) meetings of the Management Committee shall be held on a regular schedule at such time and in such place or places as the Management Committee so determines;

     (e) other meetings of the Management Committee shall be held from time to time at such time and such place [subject to paragraph 7.3(d)] as any member of the Management Committee may determine. Notice of the time and place of every meeting so called shall be given by the party calling the meeting not less than seven Business Days before the time when the meeting is to be held, provided that no notice of a meeting shall be necessary if all members of the Management Committee are present or waive such notice in writing;

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
     (f) the members of the Management Committee shall be required to devote so much of their time to the Joint Venture Business as shall reasonably be necessary to perform their duties pursuant to this Agreement;

     (g) no fees, salaries, commissions or other compensation shall be paid by the Joint Ventures' to the members of the Management Committee unless the Joint Ventures' otherwise agree in writing. They shall, however, be entitled to reimbursement of all actual, reasonable and appropriate expenditures made by them on behalf of the Joint Ventures' and in accordance with the provisions of this Agreement;

     (h) the Joint Ventures' will jointly and severally indemnify each member of the Management Committee and alternates and agree to save them harmless from and against all costs, expenses, liabilities, claims, demands, actions, suits and proceedings brought, commenced or had against such person for or in respect of anything done by that person in the proper discharge of their duties. A Joint Venturer will indemnify each member of the Management Committee and alternates and agree to save them harmless in respect of the acts or omissions of the member of the Management Committee or alternate appointed by such Joint Venturer;

     (i) a meeting of the Management Committee may be held by means of conference telephone or other communications equipment by which all members participating are able to hear each other, and all members so participating shall be considered to be present in person at such meeting;

7.4 The Management Committee will oversee the development and management of the Joint Venture Business and make policy decisions applicable to the Joint Venture Business.

7.5 The Management Committee will ensure that the Joint Ventures':

     (a) use their best efforts to explore, develop and mine, consistent with current recognized placer and hard rock mining, recovery and refining practices and in a manner compliant with all applicable laws; and

     (b) devote their full fiduciary duty to the development of the mine an protection of the Assets; and

     b. keep the Management Committee fully any accurately informed in a prompt and timely fashion with regards to all mining, business, financial, governmental matters; and

     (d) obtain approval from the Management Committee of any budgetary expenditures; and

     c. fully inform the Management Committee of any process or technique developed for the mining or refining of the black sands or mineral ore; and

     d. fully inform the Management Committee of any other relevant information that may effect the management, operations, interests or otherwise effect the Joint Venture.

AGENTS

7.6 The Joint Ventures' may from time to time appoint agents, attorneys or others for the Joint Ventures' or the Joint Venturer with such powers of management or otherwise (including the power to sub delegate) as may be determined by the Management Committee.

EXECUTION OF DOCUMENTS

7. Any agreement or other such document to be signed on behalf of the Joint Ventures' must be signed by at least two members of the Management Committee or such other staff or persons as the Management Committee may authorize in writing.

7.8 Any instrument (including without limiting the generality of the foregoing cheques drawn on the Joint Venture account) to be signed by at least two members of the Management Committee, unless the Management Committee otherwise authorizes as it deems necessary and appropriate in the course of business that a Joint Venturer, agents, staff or other persons as signers on the Joint Venture banking accounts. The Management Committee may direct that the Joint Venture banking account require one or two signers.

                                    ARTICLE 8

                              TRANSFERS OF INTEREST

RESTRICTIONS

1. No Participating Interest of any Joint Venturer in the Joint Venture, may be sold, leased, transferred, mortgaged, encumbered or otherwise disposed of in whole or in part, and no agreement or commitment may be made to do any of the same, except in each case with the approval of the Management Committee and written consent of the other Joint Ventures', or as specifically permitted by this Agreement and any attempt to do so shall be void. ALTO acknowledges that Castle Peak is a private company and currently is evaluating various alternatives to become a public company and in the normal course of business if Castle Peak is successful in becoming a public trading this company then shall not be deemed contrary to that described above.

RIGHT OF FIRST REFUSAL

8.2 (a) A Joint Venturer ("Selling Joint Venturer") may at any time sell full title to all, but not part, of its Participating Interest if:

     (i) A. it wishes or intends to make an offer ("Offer to Sell") to sell or otherwise dispose of its Participating Interest, or

B. it receives from a person or corporation ("Offeror") an unsolicited bona fide arm's length offer ("Offer") which it is prepared to accept under which the purchase price is payable in cash or by assumption of encumbrances or partly in cash and partly by assumption of encumbrances and not in trade for property or other consideration, direct and indirect, and under which the date of closing for the purchase and sale is no later than 120 days after the date of the acceptance of the Offer or Offer to Sell as the case may be;

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
     (ii) the Selling Joint Venturer has given to the other Joint Ventures' written notice ("Notice of Offer")

          A. containing the terms of the Offer to Sell upon which the Selling Joint Venturer is willing to sell its Participating Interest, or

          B. a copy of the Offer and a statutory declaration of an officer of the Selling Joint Venturer that the Offer is in accordance with subparagraph (i)B above providing reasonable information about the Offeror including its financial condition, the identity and residence of the Offeror (and each of the beneficial owners of its shares and of all of its and their directors and officers in the event that the Offeror is a corporation); and

     (iii) the Offer under subparagraph (i)B obligates the Offeror and the Offer to Sell obligates the purchaser to be bound by all rights and obligations of the Selling Joint Venturer in respect of the Joint Venture Business and the Offer under subparagraph (i)B obligates the Offeror to comply with paragraph 8.2(d) if notice is given by the Offeree.

a. The other Joint Ventures' may, at any time within 60 days of receipt of the Notice of Offer made under subparagraph (a)(i)B by written notice to the Selling Joint Venturer elect to purchase the Participating Interest of the Selling Joint Venturer in the proportion that their then particular Participating Interests bears to the total of their then Participating Interests, or if one of the other Joint Ventures' elects not to purchase any of the Participating Interests of the Selling Joint Venturer all of such Participating Interest, the acquisition to be on the terms set out in the Offer or the Offer to Sell, as the case may be, except that the completion of the sale and payment of the purchase price will be 60 days after delivery of the notice of election or sooner at the election of the accepting Joint Ventures'.

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
(d) If none of the other Joint Ventures' gives its notice of election to purchase within the 60 day period following receipt of the Notice of Offer as aforesaid, the Selling Joint

Venturer may dispose of its Interest (including any advances) on the terms and conditions of

     (i) the Offer and to the Offeror mentioned in the Notice of Offer within the period of 120 days referred to in subparagraph (a)(i)B above but not otherwise, or

     (ii) the Offer to Sell as set out in the Notice of Offer within a period of six months from the date of the Offer to Sell or at a price higher than set out in the Offer to Sell or at the same price set out in the Offer to Sell and on terms (other than the price) more onerous to a purchaser than set out in the Offer to Sell.

(e) Each of the other Joint Ventures' may, at any time within 60 days of receipt of the Notice of Offer made under subparagraph (a)(i)B by written notice to the Selling Joint Venturer elect to have the Offeror acquire the Participating Interest of that other Joint Venturer on the terms set out in the Offer, such sale to be completed concurrently with the sale of the Interest of the Selling Joint Venturer.

(f) If the other Joint Ventures' do not make an election pursuant to paragraph 8.2(d), the Offeror will contemporaneously with its purchase of the Selling Joint Venture's Participating Interest enter into an agreement with the other Joint Ventures' (reasonably satisfactory to the solicitors of the other Joint Ventures') on the terms hereof or whereby the Offeror shall be bound by and entitled to the benefit of this Agreement in place of the Selling Joint Venturer but without releasing the Selling Joint Venturer from any of its obligations hereunder except to the extent specifically agreed by the other Joint Ventures'.

(g) If the sale is not completed within the 120 day period referred to in (a) above, then the Selling Joint Venturer shall not proceed with a sale of its Participating Interest without again complying with the provisions of this Agreement.

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
(h) Any party acquiring the Selling Joint Venture's interest, other than another Joint Venturer, must enter into a written agreement to participate in the Joint Venture, and must obtain unanimous approval of the Management Committee and the other Joint Ventures to become a Joint Venturer.

TRANSFERS TO AFFILIATES

8.3

     (a) Any Joint Venturer not in default hereunder shall be entitled to transfer full title to all of its Participating Interest to an Affiliate of that Joint Venturer provided that contemporaneously with such transfer the transferee enters into an agreement with the remaining Joint Venturer on the terms hereof whereby it shall be bound by and entitled to the benefit of this Agreement and agrees that prior to or immediately after ceasing to be an Affiliate it will, upon request of the other Joint Venturer, transfer the Participating Interest back to the transferring Joint Venturer or to another Affiliate of the transferring Joint Venturer provided that other Affiliate enters into a similar agreement with the continuing Joint Venturer.

     (b) In the event that an individual Joint Venturer shall incorporate their interests as a corporation or other formal business entity, it is agreed that their company shall assume their respective interests and obligations as a Joint Venturer under this Agreement without further action other than to formally inform the Management Committee that they have incorporated their interests and indicate the name under which they will be doing business.

     (c) In the event that a shareholder of a corporate Joint Venturer shall bifurcate or partition their shareholder interest as an individual or as a corporate entity, it is agreed that their newly established interest or company shall assume the respective interests and obligations of their former corporate Joint Venturer as a Joint Venturer under this Agreement, provided they agree in writing on behalf of themselves or their corporate entity to the provisions of this Agreement, formally inform the Management Committee that they have so bifurcated or partitioned their interests as an individual or corporate Joint Venturer, and indicate the name under which they will be doing business.

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                                    ARTICLE 9

                              DEFAULT AND REMEDIES

EVENTS OF DEFAULT

9.1 Any of the following events shall constitute an "Event of Default" with respect to the Joint Venturer in question ("Defaulting Joint Venturer"):

     (a) the occurrence of an event of insolvency in respect of that Joint Venturer;

     (b) a default under Article 8 which is not cured immediately after notice from the other Joint Ventures' who are not in default under this Agreement ("Other Joint Ventures'") has been given to the Defaulting Joint Venturer requiring the same to be cured immediately;

     (c) any other default by a Joint Venturer in the performance or observance of any of the obligations of the Joint Venturer which continues for a period of 30 days after the Other Joint Venturer has given notice to the Defaulting Joint Venturer specifying the nature of the default and requiring that the default be cured, or if the default was not capable of being cured within that period but is capable of being cured, that Joint Venturer does not commence to cure the same within that period and does not continue diligently thereafter to cure the same; or

     (d) ALTO does not meet its obligations to earn its 70% and 50% ownership interest in the Property as described herein in regards to the Joint Venture as described above and after given notice of default by Castle Peak, specifying the nature of the default, does not cure the default within 30 days of receiving the default notice, then this Agreement will automatically be null and void regardless of monies, work or shares issued by ALTO to Castle Peak before the default notice and ALTO will return the Properties to Castle Peak in good standing.

REMEDIES

9.2 Upon the occurrence of an Event of Default by a Defaulting Joint Venturer, the Other Joint Ventures' shall have the right, in addition to any other remedies available to them, to do one or more of the following:

     (a) bring any proceedings in the nature of specific performance, injunction or other equitable remedy, it being acknowledged by each of

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

          the parties hereto that damages at law may be an inadequate remedy for a default or breach of this Agreement;

     (b) to remedy such default on behalf of the Defaulting Joint Venturer, and also bring any action at law or otherwise to be reimbursed by the Defaulting Joint Venturer for any monies expended to remedy such default and any other expenses incurred by the other Joint Ventures' including legal fees on a solicitor and client basis together with interest at four percent per annum plus the prime rate of the Bank from time to time in effect. The Defaulting Joint Venturer shall remain in default until the default is remedied and the Other Joint Ventures' has been paid the above amounts;

     (c) bring any action at law as may be necessary or advisable in order to recover damages;

     (d) if the default is a major default which has not been remedied within 60 days after its occurrence the Other Joint Ventures' may, within 60 days after the Other Joint Ventures' become aware of the major default, arrange for a determination by the Auditor (as an expert) of the fair market value of the Defaulting Joint Venturer's Participating Interest as at the time the major default occurred. If there is no Auditor, the determination shall be made by any one of Price Waterhouse Coopers, KPMG or

          Deloitte Touche (as an expert) selected by the Other Joint Ventures'. The purchase price paid by the purchaser to the Defaulting Joint Venturer will be that fair market value less twenty percent, payable at closing in cash or by certified cheque or by the assumption of obligations of the Defaulting Joint Venturer in respect of Joint Venture Obligations. Either contemporaneously with arranging for such determination or within 90 days after such determination, the Other Joint Ventures' may give written notice to the Defaulting Joint Venturer of an election to purchase the Participating Interest of the Defaulting Joint Venturer for the purchase price determined as above, in which case the sale shall be closed as provided in paragraph 9.5

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
          and the Defaulting Joint Venturer will sell its Participating Interest to that Other Joint Ventures' in the proportion that their then Participating Interest bears to the total of their Participating Interests. The Defaulting Joint Venturer will pay the cost of having the purchase price determined and will reimburse the other Joint Ventures' any amounts under paragraph 9.2(b) and such costs and amounts may be deducted from any amounts payable to the Defaulting Joint Venturer hereunder; or

     (e) exercise any of its remedies under any mortgage, charge or other security given by the Defaulting Joint Venturer to the Other Joint Venturers in relation to this Agreement.

9.3 The closing of the sale of the Participating Interest of a Defaulting Joint Venturer to the Other Joint Ventures' shall be held at the address for the solicitors for the Company on a date specified by the Other Joint Ventures' not more than 30 days after the later of the election by the Other Joint Ventures' to purchase the Interest and the agreement as to, or the determination of, the purchase price of the Interest being sold. At the closing, a transfer from the Defaulting Joint Venturer to the Other Joint Ventures' of the Participating Interest of the Defaulting Joint Venturer, together with such instruments and documents which, in the opinion of the solicitors for the Other Joint Ventures', are necessary or desirable to effect the sale and transfer shall be delivered to the Other Joint Ventures', the purchase price shall be paid and the Other Joint Ventures' will enter into all instruments and documents as may be necessary to assume the obligations of the Defaulting Joint Venturer in respect of the Joint Venture Obligations, which are being assumed as part of the purchase price.

FURTHER RESTRICTIONS

9.4

     (a) Notwithstanding any other provision of this Agreement, no Joint Venturer may sell, transfer, assign, lease, or otherwise encumber or dispose of any of its Participating Interest if it is at that time a Defaulting Joint Venturer unless it prior to or concurrently therewith ceases to be a Defaulting Joint Venturer and except pursuant to paragraph 9.2(d).

     (b) A Defaulting Joint Venturer while still a Defaulting Joint Venturer shall not be entitled to give notice under paragraph 9.2(d) to another Joint Venturer.

RIGHTS OF JOINT VENTURES'

9.5 The rights available to the Joint Ventures' under this Agreement and at law shall be considered to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more, or any combination, of such rights may be exercised by the Joint Ventures' from time to time and no such exercise shall exhaust the rights or preclude the Joint Venturer from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

TERMINATION

9.6 (a) Any Party may at any time terminate its participation as a Joint Venturer under this Agreement by giving to the other Parties not less than 120 days prior written notice of such termination and this Agreement shall terminate with respect to that Joint Venturer, which gave such notice upon the end of the notice period except for reconciliation of any transactions that are outstanding at that time.

(b) The terminating Joint Venturer may elect to continue to otherwise be bound by the terms of this Agreement and receive their paragraph 6.1 (f) disbursements as provided in this Agreement subject to the right of the Joint Venture to recover from any such disbursement that Parties ongoing share of the costs and expenses required under paragraph 6.1 (a through e) plus reasonably assessed fees as determined by the Management Committee as appropriate to compensate the Joint Venture and the other Joint Ventures' for the loss of active participation by the terminating Party. Such election must be in writing and approved unanimously by the Management Committee and the Joint Ventures'.

TERMINATION AND LIQUIDATION

9.7 The Joint Venture shall terminate upon the earlier of:

     (a)  the date that all the Joint Ventures' agree to terminate same; or

     (b) the date of the sale of all of the property of the Joint Venture or all of the Participating Interests to a single Joint Venture or to an outside party.

9.8  Upon termination of the Joint Venture the Management Committee shall:

     (a)  cause the affairs of the Joint Venture to be wound up;

     (b) collect all sums due to the Joint Ventures' in connection with the Joint Venture; and

     (c) pay all liabilities and obligations of the Joint Venture in connection with the Joint Venture out of the funds of the Joint Venture that are available, and thereafter the remaining proceeds and assets of the Joint Venturer, if any, shall, subject to this Agreement, be distributed among or the remaining liabilities and obligations of the Joint Venture, if any, shall be borne by the then Joint Ventures' in accordance with the Participating Interests at the termination date.

SURVIVAL OF CERTAIN PROVISIONS

9.9 Notwithstanding the termination of the Joint Venture for any reason paragraph 4.6, 4.7, 9.8, 10.9, 10.14 and this paragraph 9.9 shall

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survive such termination and shall continue to bind the Joint Ventures'.

                                   ARTICLE 10

                                     GENERAL

NOTICE

10.1 Any notice to be given by a Party to another shall be in writing and shall either be mailed by prepaid registered post, personally delivered, addressed as follows:

If to Castle Peak:

     511-475 Howe Street Vancouver, British Columbia Canada V6C 2B3

If to Alto:

     110 Wall Street, 11th Floor New York, NY 10005

or to such other address, facsimile number or email address as either Party hereto may from time to time designate by written notice to the other Party hereto. Any such notice shall be considered to have been given and received by the Party to whom it is addressed on delivery if delivered on a Business Day or on the date of facsimile transmission if sent by facsimile during normal business hours on a Business Day and otherwise on the next succeeding Business Day, and if mailed, then on the third Business Day after it has been mailed, except in the event of disruption of mail services in which event the notice shall be delivered or transmitted by facsimile.

TIME OF ESSENCE

10.2 Time will be of the essence of this Agreement.

AGREEMENT DATE AND SCOPE

10.3 This Agreement is effective and binding on all participating Parties from the Agreement Date first above written and will continue until it is terminated by the mutual agreement of the

Parties or until the Parties cease to do business, whichever occurs first; and

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10.4 Each Party entering into and executing this Agreement will be bound by its terms and conditions as a Joint Venture regardless of whether or not any other Party fails to enter into or execute this Agreement in a timely manner.

SUBMISSION TO JURISDICTION

10.5 Each of the Parties will:

     (a) submit to the exclusive jurisdiction of the courts of British Columbia unless otherwise permitted or specified by the terms of this Agreement; and

     (b) if any appointed agent is required, notify the others of the name and address of its appointed agent.

ENTIRE AGREEMENT

10.6 This Agreement and the agreements contemplated by it constitute the entire Agreement between the Parties with respect to the subject matter thereof and, except as stated in this Agreement and in the instruments and documents to be executed and delivered under it, contains all the covenants, representations, and warranties of the respective Parties relating to the Joint Venture Business. There are no oral representations or warranties among the Parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by each of the Parties.

ENUREMENT

10.7 This Agreement will enure to the benefit of and will be binding upon the Parties and their respective successors and permitted assigns.

MEDIATION, ARBITRATION AND LITIGATION

10.8 Except as otherwise provided in this Agreement and except for disputes solely involving a question of law:

     * the Parties will attempt to resolve all disputes concerning the interpretation, application and enforcement of any term of this

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
          Agreement by mediated negotiation, and will use their best efforts to agree on the choice of a mediator;

     (b) if a dispute arises to which this paragraph applies and which cannot be resolved by mediation within 90 days after one of the Parties notifies the other in writing of an intention to mediate the dispute, the Parties will by agreement submit the matter to a single arbitrator for binding arbitration, under the provisions of the COMMERCIAL ARBITRATION ACT of British Columbia. The Parties to this Agreement and not the arbitrator may appoint experts to give evidence in the arbitration proceeding; and

     (c) during the progress of any mediation or arbitration, the Parties will continue to perform their obligations under this Agreement; and

     (d) any Party may require any unresolved dispute regarding this Agreement be litigated in court; and

     (e) the prevailing Party at mediation, arbitration, trial, or on appeal is entitled, in addition to such relief as may be granted, their reasonable attorney fees and costs as set by the mediator, arbitrator, judge or tribunal.

CONFIDENTIALITY

10.9 The making of this Agreement and the consummation of the transactions contemplated in this Agreement will be maintained as strictly confidential, and subject to the requirement of law and of governmental and regulatory authorities, none of the Parties will make any disclosure concerning the terms or conditions of this transaction or any other aspect of their dealings, including, but not limited to, information relating to mining, refining or other business operations, finances, customers, technologies, or trade secrets, etc., with one another except with the written consent of the other Parties (such consent not to be unreasonably withheld) or as is necessary in order to carry out their respective contributory duties under the terms of this Agreement.

10.10 These restrictions will not apply to any information that:

     a.   is in the public domain through no fault of the recipient;

     b. is authorized for disclosure by the disclosing Party or the Management Committee;

     c.   is received by the recipient from another unrestricted source;

     d.   is independently developed by the recipient; or

     e. is lawfully required to be disclosed by a court or other judicial proceeding in any jurisdiction.

10.11 The Parties agree that because monetary damages alone would be insufficient to consummate for a breach of these confidentiality provisions, any Party may seek any judicial, nonjudicial or extraordinary relief available in any court with competent jurisdiction to prevent the breach of these provisions. This remedy is in addition to any other remedies that may be available.

FURTHER ASSURANCES

10.12 Each of the Parties hereto will from time to time and upon reasonable request do, execute and deliver all further assurances, acts and documents for the purpose of giving full force and effect to the covenants, agreements and provisions herein contained.

INVALID PROVISIONS

10.13 If any term or provision of this Agreement is unenforceable or invalid for any reason whatever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such provision shall be severable from the remainder of this Agreement.

GOVERNING LAW

10.14 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and each Party attorns to the exclusive jurisdiction of the courts of British Columbia.

COMPLIANCE WITH LAWS

15. The Parties are individually and jointly is responsible for complying with all applicable rules, regulations and laws applicable to any of the activities and business of this Joint Venture.

PREVIOUS AGREEMENTS

10.16 This Agreement shall supersede any previous agreements made between the Parties hereto relating to the Joint Venture Business and any such previous agreements shall, upon execution of this Agreement, be void and of no further force or effect.

SUCCESSORS

10.17 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

FORCE MAJEURE

18. The Joint Ventures', individually or collectively, are not responsible for delays in performance caused by wars, fires, strikes, embargos, export licensing delays or priority exclusion by government authorities, transportation conditions, material shortages, natural disasters, or other causes beyond its reasonable control. The Joint Ventures', individually or collectively, shall not be obligated to perform any service or provide any product to the other while amounts properly due and owing remain unpaid.

WAIVERS

19. If any Joint Venturer ever fails to require performance by the other Party of any provisions of this Agreement, that failure will not affect the Joint Venturer's or the Joint Ventures' full right to require performance of the same provision later. A waiver by any Party of a breach of any provision of this Agreement will not be taken or held a waiver of the provision itself.

COMPANY BOUND

10.20 The Company hereby acknowledges all of the terms and conditions of this Agreement and hereby covenants and agrees with each of the Joint Ventures' to observe, perform and be bound by each and every term and condition hereof.

GOVERNING INSTRUMENT

10.21 This Agreement represents the complete agreement between the parties and on this subject matter and governs all transactions.

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
EXECUTION AND AGREEMENT DATE

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the pages following before a notary public on the dates and year indicated. In doing so, the Parties each acknowledge and agree that this Agreement shall be effective and binding as of the day and year first above written.

ALTO GROUP HOLDINGS, INC.


Per: /s/ Mark Klok
    ----------------------------------------
    Mark Klok
    President

State of NY                                 )
         -----------------------------------
                                            ) ss.
County of  Bronx                            )
          ----------------------------------

Subscribed and sworn to be for me on this _____ day of January, 2010.


                                  /s/ Cheng Lee
                                  ----------------------------------------------
                                  Notary Public for the State of _______________ My Commission Expires: _________________

CASTLE PEAK MINING, LTD.


Per: /s/ Peter Hawley
    ----------------------------------------
    Peter Hawley
    President

Province of British Columbia                )
                                            ) ss.
City of Vancouver                   )

Subscribed and sworn to be for me on this _____ day of January, 2010.


                              --------------------------------------------------
                              Notary Public for the Province of British Columbia My Commission Expires: _________________

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